                                               MPREMIER VUL
                                         Prospectus Filing May 2006

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, and how charges against sub-account assets were deducted from the annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.82%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.73%

                                               MPREMIER VUL
                                          Prospectus Filing May 2006

   Male    Preferred     NonSmoker                   Level Death Benefit  (Type A)
Age:                  55                             CVAT
Face:          1,000,000                             Maximum Charges
TTR:                   0                             Assume Annual Payment of 76330 for 7 years
                                                     Hypothetical Annual Return of 6% Gross, 4.73% Net
Policy --- Year 5
                             (0a)          (0b)          (1)          (2)         (3)        (4)        (5)          (6)           (7)          (8)           (9)              (10)          (11)          (12)             (13)               (14)
                              BOP           BOP                                   Per        Per       Montly                     Total                      Total             EOP                          EOP              EOP               EOP
                           Contract        Accum       Premium    Per Policy    Premium     $1,000      Cost       Monthly      Contract     Surrender        Cash            Basic        Corridor      Corridor           Death             Accum
  Month        YEAR          Fund          Prems         Paid        Loads       Loads       Load      Of Ins     Interest        Fund        Charges      Surr Value           DB          Factor          DB            Benefits          Prems Paid

    1            5         197,749       337,098       76,330            20     14,884        780       742             994     258,647        2,923         255,724        1,000,000         1.98        512,120         1,000,000          414,781
    2            5         258,647       414,781            -            20          -        780       743             992     258,096        2,923         255,173        1,000,000         1.98        511,030         1,000,000          416,139
    3            5         258,096       416,139            -            20          -        780       743             990     257,543        2,923         254,620        1,000,000         1.98        509,934         1,000,000          417,502
    4            5         257,543       417,502            -            20          -        780       744             988     256,986        2,923         254,063        1,000,000         1.98        508,833         1,000,000          418,868
    5            5         256,986       418,868            -            20          -        780       744             986     256,428        2,923         253,505        1,000,000         1.98        507,727         1,000,000          420,240
    6            5         256,428       420,240            -            20          -        780       745             984     255,866        2,923         252,943        1,000,000         1.98        506,615         1,000,000          421,615
    7            5         255,866       421,615            -            20          -        780       746             981     255,302        2,923         252,379        1,000,000         1.98        505,498         1,000,000          422,996
    8            5         255,302       422,996            -            20          -        780       746             979     254,735        2,923         251,812        1,000,000         1.98        504,375         1,000,000          424,380
    9            5         254,735       424,380            -            20          -        780       747             977     254,165        2,923         251,242        1,000,000         1.98        503,247         1,000,000          425,770
    10           5         254,165       425,770            -            20          -        780       747             975     253,593        2,923         250,670        1,000,000         1.98        502,114         1,000,000          427,164
    11           5         253,593       427,164            -            20          -        780       748             973     253,017        2,923         250,094        1,000,000         1.98        500,975         1,000,000          428,562
    12           5         253,017       428,562            -            20          -        780       748             970     252,439        2,923         249,516        1,000,000         1.98        499,830         1,000,000          429,965

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = 76330

(2)       Per Policy load = $20 per month.

(3)       Sales and Admin Load = 19.5% of premium paid

(4)       Per $1,000 load  -   $0.78 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.73% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $29230 and surrender charge percentage = 10% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 55 NonSmoker CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5